                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM N-17f-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                    Pursuant to Rule 17f-2 [17 CFR 270.17F-2]


                    -----------------------------------------
                                  OMB APPROVAL
                    -----------------------------------------
                      OMB NUMBER:                 3235-0360

                      EXPIRES:                JULY 31, 1994

                      ESTIMATED AVERAGE BURDEN
                      HOURS PER RESPONSE            ...0.05
                    -----------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                                         Date examination completed:
811-5624                                                                                       September 2, 1999
------------------------------------------------------------------------------------------------------------------------------------

2. State identification Number:
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   AL                    AK                   AZ                    AR                    CA                     CO
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   CT                    DE                   DC                    FL                    GA                     HI
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   ID                    IL                   IN                    IA                    KS                     KY
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   LA                    ME                   MD                    MA                    MI                     MN
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   MS                    MO                   MT                    NE                    NV                     NH
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   NJ                    NM                   NY                    NC                    ND                     OH
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   OK                    OR                   PA                    RI                    SC                     SD
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   TN                    TX                   UT                    VT                    VA                     WA
   --------------------- -------------------- --------------------- ----------------------------------------------------------------
   WV                    WI                   WY                    PUERTO RICO
   ---------------------------------------------------------------------------------------------------------------------------------
   Other (specify):
   ---------------------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:
Morgan Stanley Institutional Fund, Inc. - Emerging Markets Debt Portfolio
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
4. Address of principal executive office (number, street, city, state, zip code):

1221 Avenue of the Americas, New York, NY  10020
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1. All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                                                                SEC 2198 (11-91)

                     MORGAN STANLEY INSTITUTIONAL FUND, INC.


                 Management Statement Regarding Compliance with
            Certain Provisions of the Investment Company Act of 1940
            --------------------------------------------------------


We, as members of management of Emerging Markets Debt Portfolio, Emerging Markets Portfolio, Gold Portfolio, Asian Equity Portfolio, International Small Cap Portfolio, Active Country Allocation Portfolio, Japanese Equity Portfolio, Latin American Portfolio, International Equity Portfolio, Global Equity Portfolio, European Equity Portfolio, Global Fixed Income Portfolio and International Magnum Portfolio (each a portfolio of the Morgan Stanley Institutional Fund, Inc.) (the "Fund"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining an effective internal control structure over compliance with those requirements. We have performed an evaluation of the Fund's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of May 15, 1998.

Based on this evaluation, we assert that the Fund was in compliance with those provisions of Rule 17f-2 of the Investment Company Act of 1940 as of May 15, 1998 with respect to securities and similar investments reflected in the investment account of the Fund.





----------------------------------------
Michael F. Klein, Director and President



----------------------------------------
Joseph P. Stadler, Vice President



Date:  September 2, 1999

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM N-17f-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                    Pursuant to Rule 17f-2 [17 CFR 270.17F-2]


                    -----------------------------------------
                                  OMB APPROVAL
                    -----------------------------------------
                      OMB NUMBER:                 3235-0360

                      EXPIRES:                JULY 31, 1994

                      ESTIMATED AVERAGE BURDEN
                      HOURS PER RESPONSE            ...0.05
                    -----------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                                         Date examination completed:
811-5624                                                                                       September 2, 1999
------------------------------------------------------------------------------------------------------------------------------------

2. State identification Number:
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   AL                    AK                   AZ                    AR                    CA                     CO
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   CT                    DE                   DC                    FL                    GA                     HI
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   ID                    IL                   IN                    IA                    KS                     KY
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   LA                    ME                   MD                    MA                    MI                     MN
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   MS                    MO                   MT                    NE                    NV                     NH
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   NJ                    NM                   NY                    NC                    ND                     OH
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   OK                    OR                   PA                    RI                    SC                     SD
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   TN                    TX                   UT                    VT                    VA                     WA
   --------------------- -------------------- --------------------- ----------------------------------------------------------------
   WV                    WI                   WY                    PUERTO RICO
   ---------------------------------------------------------------------------------------------------------------------------------
   Other (specify):
   ---------------------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:
Morgan Stanley Institutional Fund, Inc. - Emerging Markets Portfolio
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
4. Address of principal executive office (number, street, city, state, zip code):

1221 Avenue of the Americas, New York, NY  10020
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1. All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                                                                SEC 2198 (11-91)

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM N-17f-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                    Pursuant to Rule 17f-2 [17 CFR 270.17F-2]


                    -----------------------------------------
                                  OMB APPROVAL
                    -----------------------------------------
                      OMB NUMBER:                 3235-0360

                      EXPIRES:                JULY 31, 1994

                      ESTIMATED AVERAGE BURDEN
                      HOURS PER RESPONSE            ...0.05
                    -----------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                                         Date examination completed:
811-5624                                                                                       September 2, 1999
------------------------------------------------------------------------------------------------------------------------------------

2. State identification Number:
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   AL                    AK                   AZ                    AR                    CA                     CO
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   CT                    DE                   DC                    FL                    GA                     HI
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   ID                    IL                   IN                    IA                    KS                     KY
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   LA                    ME                   MD                    MA                    MI                     MN
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   MS                    MO                   MT                    NE                    NV                     NH
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   NJ                    NM                   NY                    NC                    ND                     OH
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   OK                    OR                   PA                    RI                    SC                     SD
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   TN                    TX                   UT                    VT                    VA                     WA
   --------------------- -------------------- --------------------- ----------------------------------------------------------------
   WV                    WI                   WY                    PUERTO RICO
   ---------------------------------------------------------------------------------------------------------------------------------
   Other (specify):
   ---------------------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:
Morgan Stanley Institutional Fund, Inc. - Gold Portfolio
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
4. Address of principal executive office (number, street, city, state, zip code):

1221 Avenue of the Americas, New York, NY  10020
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1. All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                                                                SEC 2198 (11-91)

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM N-17f-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                    Pursuant to Rule 17f-2 [17 CFR 270.17F-2]


                    -----------------------------------------
                                  OMB APPROVAL
                    -----------------------------------------
                      OMB NUMBER:                 3235-0360

                      EXPIRES:                JULY 31, 1994

                      ESTIMATED AVERAGE BURDEN
                      HOURS PER RESPONSE            ...0.05
                    -----------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                                         Date examination completed:
811-5624                                                                                       September 2, 1999
------------------------------------------------------------------------------------------------------------------------------------

2. State identification Number:
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   AL                    AK                   AZ                    AR                    CA                     CO
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   CT                    DE                   DC                    FL                    GA                     HI
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   ID                    IL                   IN                    IA                    KS                     KY
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   LA                    ME                   MD                    MA                    MI                     MN
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   MS                    MO                   MT                    NE                    NV                     NH
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   NJ                    NM                   NY                    NC                    ND                     OH
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   OK                    OR                   PA                    RI                    SC                     SD
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   TN                    TX                   UT                    VT                    VA                     WA
   --------------------- -------------------- --------------------- ----------------------------------------------------------------
   WV                    WI                   WY                    PUERTO RICO
   ---------------------------------------------------------------------------------------------------------------------------------
   Other (specify):
   ---------------------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:
Morgan Stanley Institutional Fund, Inc. - Asian Equity Portfolio
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
4. Address of principal executive office (number, street, city, state, zip code):

1221 Avenue of the Americas, New York, NY  10020
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1. All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                                                                SEC 2198 (11-91)

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM N-17f-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                    Pursuant to Rule 17f-2 [17 CFR 270.17F-2]


                    -----------------------------------------
                                  OMB APPROVAL
                    -----------------------------------------
                      OMB NUMBER:                 3235-0360

                      EXPIRES:                JULY 31, 1994

                      ESTIMATED AVERAGE BURDEN
                      HOURS PER RESPONSE            ...0.05
                    -----------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                                         Date examination completed:
811-5624                                                                                       September 2, 1999
------------------------------------------------------------------------------------------------------------------------------------

2. State identification Number:
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   AL                    AK                   AZ                    AR                    CA                     CO
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   CT                    DE                   DC                    FL                    GA                     HI
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   ID                    IL                   IN                    IA                    KS                     KY
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   LA                    ME                   MD                    MA                    MI                     MN
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   MS                    MO                   MT                    NE                    NV                     NH
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   NJ                    NM                   NY                    NC                    ND                     OH
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   OK                    OR                   PA                    RI                    SC                     SD
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   TN                    TX                   UT                    VT                    VA                     WA
   --------------------- -------------------- --------------------- ----------------------------------------------------------------
   WV                    WI                   WY                    PUERTO RICO
   ---------------------------------------------------------------------------------------------------------------------------------
   Other (specify):
   ---------------------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:
Morgan Stanley Institutional Fund, Inc. - International Small Cap Portfolio
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
4. Address of principal executive office (number, street, city, state, zip code):

1221 Avenue of the Americas, New York, NY  10020
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1. All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                                                                SEC 2198 (11-91)

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM N-17f-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                    Pursuant to Rule 17f-2 [17 CFR 270.17F-2]


                    -----------------------------------------
                                  OMB APPROVAL
                    -----------------------------------------
                      OMB NUMBER:                 3235-0360

                      EXPIRES:                JULY 31, 1994

                      ESTIMATED AVERAGE BURDEN
                      HOURS PER RESPONSE            ...0.05
                    -----------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                                         Date examination completed:
811-5624                                                                                       September 2, 1999
------------------------------------------------------------------------------------------------------------------------------------

2. State identification Number:
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   AL                    AK                   AZ                    AR                    CA                     CO
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   CT                    DE                   DC                    FL                    GA                     HI
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   ID                    IL                   IN                    IA                    KS                     KY
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   LA                    ME                   MD                    MA                    MI                     MN
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   MS                    MO                   MT                    NE                    NV                     NH
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   NJ                    NM                   NY                    NC                    ND                     OH
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   OK                    OR                   PA                    RI                    SC                     SD
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   TN                    TX                   UT                    VT                    VA                     WA
   --------------------- -------------------- --------------------- ----------------------------------------------------------------
   WV                    WI                   WY                    PUERTO RICO
   ---------------------------------------------------------------------------------------------------------------------------------
   Other (specify):
   ---------------------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:
Morgan Stanley Institutional Fund, Inc. - Active Country Allocation Portfolio
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
4. Address of principal executive office (number, street, city, state, zip code):

1221 Avenue of the Americas, New York, NY  10020
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1. All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                                                                SEC 2198 (11-91)

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM N-17f-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                    Pursuant to Rule 17f-2 [17 CFR 270.17F-2]


                    -----------------------------------------
                                  OMB APPROVAL
                    -----------------------------------------
                      OMB NUMBER:                 3235-0360

                      EXPIRES:                JULY 31, 1994

                      ESTIMATED AVERAGE BURDEN
                      HOURS PER RESPONSE            ...0.05
                    -----------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                                         Date examination completed:
811-5624                                                                                       September 2, 1999
------------------------------------------------------------------------------------------------------------------------------------

2. State identification Number:
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   AL                    AK                   AZ                    AR                    CA                     CO
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   CT                    DE                   DC                    FL                    GA                     HI
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   ID                    IL                   IN                    IA                    KS                     KY
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   LA                    ME                   MD                    MA                    MI                     MN
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   MS                    MO                   MT                    NE                    NV                     NH
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   NJ                    NM                   NY                    NC                    ND                     OH
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   OK                    OR                   PA                    RI                    SC                     SD
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   TN                    TX                   UT                    VT                    VA                     WA
   --------------------- -------------------- --------------------- ----------------------------------------------------------------
   WV                    WI                   WY                    PUERTO RICO
   ---------------------------------------------------------------------------------------------------------------------------------
   Other (specify):
   ---------------------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:
Morgan Stanley Institutional Fund, Inc. - Japanese Equity Portfolio
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
4. Address of principal executive office (number, street, city, state, zip code):

1221 Avenue of the Americas, New York, NY  10020
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1. All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                                                                SEC 2198 (11-91)

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM N-17f-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                    Pursuant to Rule 17f-2 [17 CFR 270.17F-2]


                    -----------------------------------------
                                  OMB APPROVAL
                    -----------------------------------------
                      OMB NUMBER:                 3235-0360

                      EXPIRES:                JULY 31, 1994

                      ESTIMATED AVERAGE BURDEN
                      HOURS PER RESPONSE            ...0.05
                    -----------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                                         Date examination completed:
811-5624                                                                                       September 2, 1999
------------------------------------------------------------------------------------------------------------------------------------

2. State identification Number:
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   AL                    AK                   AZ                    AR                    CA                     CO
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   CT                    DE                   DC                    FL                    GA                     HI
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   ID                    IL                   IN                    IA                    KS                     KY
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   LA                    ME                   MD                    MA                    MI                     MN
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   MS                    MO                   MT                    NE                    NV                     NH
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   NJ                    NM                   NY                    NC                    ND                     OH
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   OK                    OR                   PA                    RI                    SC                     SD
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   TN                    TX                   UT                    VT                    VA                     WA
   --------------------- -------------------- --------------------- ----------------------------------------------------------------
   WV                    WI                   WY                    PUERTO RICO
   ---------------------------------------------------------------------------------------------------------------------------------
   Other (specify):
   ---------------------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:
Morgan Stanley Institutional Fund, Inc. - Latin American Portfolio
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
4. Address of principal executive office (number, street, city, state, zip code):

1221 Avenue of the Americas, New York, NY  10020
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1. All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                                                                SEC 2198 (11-91)

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM N-17f-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                    Pursuant to Rule 17f-2 [17 CFR 270.17F-2]


                    -----------------------------------------
                                  OMB APPROVAL
                    -----------------------------------------
                      OMB NUMBER:                 3235-0360

                      EXPIRES:                JULY 31, 1994

                      ESTIMATED AVERAGE BURDEN
                      HOURS PER RESPONSE            ...0.05
                    -----------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                                         Date examination completed:
811-5624                                                                                       September 2, 1999
------------------------------------------------------------------------------------------------------------------------------------

2. State identification Number:
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   AL                    AK                   AZ                    AR                    CA                     CO
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   CT                    DE                   DC                    FL                    GA                     HI
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   ID                    IL                   IN                    IA                    KS                     KY
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   LA                    ME                   MD                    MA                    MI                     MN
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   MS                    MO                   MT                    NE                    NV                     NH
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   NJ                    NM                   NY                    NC                    ND                     OH
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   OK                    OR                   PA                    RI                    SC                     SD
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   TN                    TX                   UT                    VT                    VA                     WA
   --------------------- -------------------- --------------------- ----------------------------------------------------------------
   WV                    WI                   WY                    PUERTO RICO
   ---------------------------------------------------------------------------------------------------------------------------------
   Other (specify):
   ---------------------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:
Morgan Stanley Institutional Fund, Inc. - International Equity Portfolio
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
4. Address of principal executive office (number, street, city, state, zip code):

1221 Avenue of the Americas, New York, NY  10020
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1. All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                                                                SEC 2198 (11-91)

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM N-17f-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                    Pursuant to Rule 17f-2 [17 CFR 270.17F-2]


                    -----------------------------------------
                                  OMB APPROVAL
                    -----------------------------------------
                      OMB NUMBER:                 3235-0360

                      EXPIRES:                JULY 31, 1994

                      ESTIMATED AVERAGE BURDEN
                      HOURS PER RESPONSE            ...0.05
                    -----------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                                         Date examination completed:
811-5624                                                                                       September 2, 1999
------------------------------------------------------------------------------------------------------------------------------------

2. State identification Number:
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   AL                    AK                   AZ                    AR                    CA                     CO
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   CT                    DE                   DC                    FL                    GA                     HI
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   ID                    IL                   IN                    IA                    KS                     KY
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   LA                    ME                   MD                    MA                    MI                     MN
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   MS                    MO                   MT                    NE                    NV                     NH
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   NJ                    NM                   NY                    NC                    ND                     OH
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   OK                    OR                   PA                    RI                    SC                     SD
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   TN                    TX                   UT                    VT                    VA                     WA
   --------------------- -------------------- --------------------- ----------------------------------------------------------------
   WV                    WI                   WY                    PUERTO RICO
   ---------------------------------------------------------------------------------------------------------------------------------
   Other (specify):
   ---------------------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:
Morgan Stanley Institutional Fund, Inc. - Global Equity Portfolio
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
4. Address of principal executive office (number, street, city, state, zip code):

1221 Avenue of the Americas, New York, NY  10020
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1. All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                                                                SEC 2198 (11-91)

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM N-17f-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                    Pursuant to Rule 17f-2 [17 CFR 270.17F-2]


                    -----------------------------------------
                                  OMB APPROVAL
                    -----------------------------------------
                      OMB NUMBER:                 3235-0360

                      EXPIRES:                JULY 31, 1994

                      ESTIMATED AVERAGE BURDEN
                      HOURS PER RESPONSE            ...0.05
                    -----------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                                         Date examination completed:
811-5624                                                                                       September 2, 1999
------------------------------------------------------------------------------------------------------------------------------------

2. State identification Number:
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   AL                    AK                   AZ                    AR                    CA                     CO
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   CT                    DE                   DC                    FL                    GA                     HI
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   ID                    IL                   IN                    IA                    KS                     KY
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   LA                    ME                   MD                    MA                    MI                     MN
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   MS                    MO                   MT                    NE                    NV                     NH
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   NJ                    NM                   NY                    NC                    ND                     OH
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   OK                    OR                   PA                    RI                    SC                     SD
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   TN                    TX                   UT                    VT                    VA                     WA
   --------------------- -------------------- --------------------- ----------------------------------------------------------------
   WV                    WI                   WY                    PUERTO RICO
   ---------------------------------------------------------------------------------------------------------------------------------
   Other (specify):
   ---------------------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:
Morgan Stanley Institutional Fund, Inc. - European Equity Portfolio
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
4. Address of principal executive office (number, street, city, state, zip code):

1221 Avenue of the Americas, New York, NY  10020
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1. All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                                                                SEC 2198 (11-91)

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM N-17f-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                    Pursuant to Rule 17f-2 [17 CFR 270.17F-2]


                    -----------------------------------------
                                  OMB APPROVAL
                    -----------------------------------------
                      OMB NUMBER:                 3235-0360

                      EXPIRES:                JULY 31, 1994

                      ESTIMATED AVERAGE BURDEN
                      HOURS PER RESPONSE            ...0.05
                    -----------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                                         Date examination completed:
811-5624                                                                                       September 2, 1999
------------------------------------------------------------------------------------------------------------------------------------

2. State identification Number:
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   AL                    AK                   AZ                    AR                    CA                     CO
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   CT                    DE                   DC                    FL                    GA                     HI
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   ID                    IL                   IN                    IA                    KS                     KY
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   LA                    ME                   MD                    MA                    MI                     MN
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   MS                    MO                   MT                    NE                    NV                     NH
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   NJ                    NM                   NY                    NC                    ND                     OH
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   OK                    OR                   PA                    RI                    SC                     SD
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   TN                    TX                   UT                    VT                    VA                     WA
   --------------------- -------------------- --------------------- ----------------------------------------------------------------
   WV                    WI                   WY                    PUERTO RICO
   ---------------------------------------------------------------------------------------------------------------------------------
   Other (specify):
   ---------------------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:
Morgan Stanley Institutional Fund, Inc. - Global Fixed Income Portfolio
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
4. Address of principal executive office (number, street, city, state, zip code):

1221 Avenue of the Americas, New York, NY  10020
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1. All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                                                                SEC 2198 (11-91)

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM N-17f-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                    Pursuant to Rule 17f-2 [17 CFR 270.17F-2]


                    -----------------------------------------
                                  OMB APPROVAL
                    -----------------------------------------
                      OMB NUMBER:                 3235-0360

                      EXPIRES:                JULY 31, 1994

                      ESTIMATED AVERAGE BURDEN
                      HOURS PER RESPONSE            ...0.05
                    -----------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                                         Date examination completed:
811-5624                                                                                       September 2, 1999
------------------------------------------------------------------------------------------------------------------------------------

2. State identification Number:
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   AL                    AK                   AZ                    AR                    CA                     CO
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   CT                    DE                   DC                    FL                    GA                     HI
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   ID                    IL                   IN                    IA                    KS                     KY
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   LA                    ME                   MD                    MA                    MI                     MN
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   MS                    MO                   MT                    NE                    NV                     NH
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   NJ                    NM                   NY                    NC                    ND                     OH
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   OK                    OR                   PA                    RI                    SC                     SD
   --------------------- -------------------- --------------------- --------------------- ---------------------- -------------------
   TN                    TX                   UT                    VT                    VA                     WA
   --------------------- -------------------- --------------------- ----------------------------------------------------------------
   WV                    WI                   WY                    PUERTO RICO
   ---------------------------------------------------------------------------------------------------------------------------------
   Other (specify):
   ---------------------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:
Morgan Stanley Institutional Fund, Inc. - International Magnum Portfolio
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
4. Address of principal executive office (number, street, city, state, zip code):

1221 Avenue of the Americas, New York, NY  10020
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1. All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                                                                SEC 2198 (11-91)

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Morgan Stanley Institutional Fund, Inc.



We have examined management's assertion about the Emerging Markets Debt Portfolio, Emerging Markets Portfolio, Gold Portfolio, Asian Equity Portfolio, International Small Cap Portfolio, Active Country Allocation Portfolio, Japanese Equity Portfolio, Latin American Portfolio, International Equity Portfolio, Global Equity Portfolio, European Equity Portfolio, Global Fixed Income Portfolio and International Magnum Portfolio's (thirteen portfolios constituting part of the Morgan Stanley Institutional Fund, Inc.), (the "Funds") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the Act) as of September 30, 1998 included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and accordingly included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of September 30, 1998, and the period from May 15, 1998 through September 30, 1998, with respect to agreement of purchases and sales of securities and similar investments, without prior notice to management:

- Count and inspection of all securities and similar investments located in the vault of Morgan Stanley Trust Company (MSTC), Bombay and all loan agreements and loan participation agreements held at Morgan Stanley Dean Witter Investment Management Inc. at 1221 Avenue of the Americas, New York, NY 10020.

- Confirmation of securities owned by the Funds and in the control of Morgan Stanley Trust Company (MSTC) with the sub-custodians and depository institutions, who, we were informed by management, are not affiliated with the Funds or MSTC. It was not possible

To the Board of Directors of
Morgan Stanley Institutional Fund, Inc.

     to physically inspect or perform other procedures directed to the Funds' securities, because they are maintained by the various sub-custodians under an omnibus nominee account for all of MSTC's custodial customers;

- Confirmation or performance of alternative procedures for all securities and similar investments out for transfer with brokers, and/or transfer agents;

- Reconciliation of confirmation results as to all such securities and similar investments to the books and records of the Funds and MSTC;

- Agreement of 47 security and/or investment purchases and 35 security and/or investment sales or maturities since our last examination from the books and records of the 35 Morgan Stanley Asset Management Inc. and the 6 Miller Anderson & Sherrerd, LLP sponsored investment funds requiring an examination by independent accountants under Rule 17f-2 and under the same accounting and custody control systems to trade confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements. In our opinion, management's assertion that the Funds were in compliance with the above mentioned provisions of Rule 17f-2 of the Investment Company Act of 1940 as of September 30, 1998 is fairly stated, in all material respects.

This report is intended solely for the information and use of management of the Funds and the Securities and Exchange Commission and should not be used for any other purpose.




PricewaterhouseCoopers LLP
September 2, 1999